Exhibit 99.1

FOR IMMEDIATE RELEASE

ASTROTECH SUBSIDIARY WINS $1.9 MILLION CONTRACT FOR NASA MISSION
Astrotech Space Operations Wins Task Order Under NASA Vandenberg Contract

Austin, Texas, September 22, 2011 – Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced that its Astrotech Space Operations (ASO) subsidiary has won a fully-funded task order under the previously announced Vandenberg Air Force Base (VAFB) indefinite delivery, indefinite quantity (IDIQ) contract. The Company will provide facilities and payload processing services from its VAFB location in support of NASA’s Landsat Data Continuity Mission (LDCM) scheduled to launch in December 2012.

On June 25, 2007 Astrotech announced the award of a $35 million indefinite delivery, indefinite quantity contract with NASA for payload processing support services associated with potential future missions. LDCM is the seventh mission awarded to Astrotech under the IDIQ contract. LDCM is part of the Landsat Program, which provides repetitive acquisition of high resolution multispectral data of the Earth’s surface on a global basis. This mission will obtain valuable data and imagery to be used in agriculture, education, business, science, and government.

From Titusville, Florida, and Vandenberg Air Force Base, California, Astrotech Space Operations provides all support necessary for government and commercial customers to successfully process their satellite hardware for launch, including advance planning; use of unique facilities; and spacecraft checkout, encapsulation, fueling, and transport. ASO has supported the processing of more than 290 spacecraft without impacting a customer’s launch schedule.

About Astrotech Corporation
Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough Miniature Chemical Detector, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, the ability to expand ASO, the availability of capital for reinvestment in growth initiatives, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

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FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512.485.9520
shaywood@astrotechcorp.com